Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal Year 2021 Results

•	Committed and Awarded Projects (“CAP”) (1) of $4.0 billion
•	Year-end cash and marketable securities of $411.2 million
•	Reorganized California, Mountain and Central operating groups and Construction and Materials reportable segments
•	Former Water and Minerals Services operating group is now presented as held for sale and discontinued operations

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the fourth quarter and year ended December 31, 2021.

Fiscal Year 2021 Results

Fiscal year 2021 net income totaled $10.1 million, or $0.22 per diluted share, compared to a net loss of ($145.1) million, or ($3.14) per diluted share, in the prior fiscal year. Fiscal year 2021 Adjusted net income(2), which excludes other costs(3), non-cash impairments of goodwill, transaction costs(4), gains on sales of property and amortization of debt discount related to our 2.75% convertible notes, totaled $83.2 million, or $1.80 per diluted share, compared to adjusted net income(2) of $61.1 million, or $1.33 per diluted share, for the same fiscal period last year.

•	Revenue from continuing operations decreased 3.8% in 2021 to $3.0 billion, compared to $3.1 billion in the prior year. Combined revenue including discontinued operations decreased 1.7% in 2021 to $3.5 billion, compared to $3.6 billion in the prior year.
•	Gross profit from continuing operations increased 0.3% in 2021 to $305.6 million, compared to $304.7 million in the prior year.
•	Selling, general & administrative (“SG&A”) expenses from continuing operations in 2021 were $243.1 million or 8.1% of revenue, compared to $252.9 million or 8.1% of revenue in the prior year. Combined SG&A expenses including discontinued operations in 2021 were $303.0 million or 8.7% of revenue, compared to $316.3 million or 8.9% of revenue in the prior year.
•	Adjusted EBITDA (2) from continuing operations totaled $163.4 million in 2021, compared to $153.0 million in the prior year. Combined adjusted EBITDA(2) including discontinued operations was $211.6 million or combined adjusted EBITDA margin of 6.0% in 2021, compared to $183.4 million or combined adjusted EBITDA margin of 5.1% in the prior year.
•	Committed and Award Projects ("CAP") (1) totaled $4.0 billion, slightly down sequentially from the third quarter of 2021 and flat year-over-year.
•	Cash and marketable securities decreased ($19.3) million in 2021 to $411.2 million, compared to $430.5 million in the prior year, while debt remained relatively unchanged compared to the prior year.

“Three weeks ago, we announced the planned divestiture of our Water and Minerals Services Group, the change of our segments and the reorganization of our operational groups,” said Kyle Larkin, Granite President and Chief Executive Officer. "In the past year, we have assembled a new executive team, exited the Northeast market, and transformed the quality of our CAP by securing additional best value procurement projects and by decreasing exposure to design build risks.  We also strengthened our cash and liquidity position as we refocus our efforts on our civil construction and materials business.”

“Our fourth quarter of 2021 was challenged as we worked through our Old Risk Portfolio (“ORP”) (5) and inclement weather when compared to the prior year, particularly in the West. We continue to focus our efforts on project execution as we burn through the remaining ORP and direct our attention to transforming the Central Group.  We are excited about the future as we unfold our new strategic plan.  We believe that our CAP going into 2022 reflects the strength of our vertically integrated civil construction business and aligns with our new project selection criteria. At the same time, our cash and liquidity continues to be a strength and provides us flexibility to reinvest in our construction and materials businesses while returning value to shareholders as we begin Granite's next 100 years.”

Fourth Quarter 2021 Results

Results for the fourth quarter of 2021 were a net loss of ($13.2) million, or ($0.28) per diluted share compared to a net income of $8.0 million, or $0.17 per diluted share, in the same period last year. Adjusted net income(2) for the fourth quarter of 2021, which excludes other costs(3), non-cash impairments of goodwill, transaction costs(4), a gain on sale of property and amortization of debt discount related to our 2.75% convertible notes, totaled $1.9 million, or $0.05 per diluted share compared to an adjusted net income of $19.5 million, or $0.42 per diluted share, in the same period last year.

•	Revenue from continuing operations decreased 17.7% in the fourth quarter of 2021 to $683.2 million compared to $830.4 million in the same period last year.
•	Gross profit from continuing operations decreased to $51.7 million in the fourth quarter of 2021 compared to $93.3 million in the same period last year.
•	SG&A expenses from continuing operations in the fourth quarter of 2021 were $62.2 million or 9.1% of revenue, compared to $75.9 million or 9.1% of revenue in the same period last year.
•	Adjusted EBITDA (2) from continuing operations decreased to $24.3 million in the fourth quarter of 2021 compared to $45.5 million in the same period last year.

(1) CAP is comprised of the revenue we expect to record in the future on awarded contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as, the general construction portion of construction manager/general contractor, construction manager at risk and progressive design build contracts to the extent contract execution and funding is probable.

(2) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

(3) Other costs include a legal settlement charge, legal and accounting investigation fees, divestiture expenses and restructuring charges.

(4) Transaction costs include acquired intangible amortization expenses and acquisition-related depreciation related to the acquisition of Layne Christensen Company (“Layne”) and Liquiforce.

(5) The Old Risk Portfolio includes projects with risk criteria that do not align with Granite's new project selection criteria.

Fourth Quarter and Fiscal Year 2021 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Revenue from continuing operations	$588,488	$730,814	$(142,326)	(19.5)%	$2,602,306	$2,764,094	$(161,788)	(5.9)%
Gross profit from continuing operations	37,131	73,556	(36,425)	(49.5)%	248,350	241,444	6,906	2.9%
Gross profit as a percent of revenue from continuing operations	6.3%	10.1%			9.5%	8.7%

	December 31, 2021	September 30, 2021	Change - Quarter over Quarter		December 31, 2020	Change - Year over Year
Committed and Awarded Projects	$4,010,064	$4,065,096	$(55,032)	(1.4)%	$4,025,485	$(15,421)	(0.4)%

Construction revenue in the fourth quarter decreased compared to the same period last year primarily due to the impact of inclement weather in California contrasted with a mostly dry fourth quarter of 2020 and combined with a decrease in revenue driven by the continued transformation of the Central group portfolio. Fourth quarter gross profit decreased compared to the same period last year primarily due to lower revenue, the impact of project mix year over year, and project execution. In the fourth quarter, the ORP revenue totaled $65.9 million with a gross loss of ($24.8) million or a loss of ($15.6) million, net of non-controlling interest (“NCI”), compared to ORP revenue of $102.9 million with a gross loss of ($25.0) million or a loss of ($19.0) million, net of NCI for the same period last year.

For the year ended December 31, 2021, construction revenue decreased compared to last year due primarily to an extended competitive bidding environment in 2021, weather impacts in the fourth quarter in the California group and a decrease in revenue in the Central group. Gross profit increased primarily as a result of less ORP losses in the current year partially offset by reduced gross profit from lower revenue and project execution. In fiscal year 2021, the ORP revenue totaled $385.2 million with a gross loss of ($33.4) million or a net loss of ($16.0) million, net of NCI, compared to ORP revenue of $409.7 million with a gross loss of ($105.0) million or a net loss of ($80.6) million, net of NCI, for the same period last year.

CAP decreased slightly compared to the same period last year primarily due to continued progression of ORP projects within the Central group despite increases in Mountain and California group CAP.

Materials Segment
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	2020	Change		2021	2020	Change
Revenue from continuing operations	$94,708	$99,576	$(4,868)	(4.9)%	$407,747	$364,785	$42,962	11.8%
Gross profit from continuing operations	14,521	19,763	(5,242)	(26.5)%	57,206	63,209	(6,003)	(9.5)%
Gross profit as a percent of revenue from continuing operations	15.3%	19.8%			14.0%	17.3%

Materials revenue for the fourth quarter decreased compared to the same period last year primarily due to lower aggregate and asphalt volumes in the California group because of wet weather. Materials gross profit in the fourth quarter decreased due to lower volumes in California combined with higher fuel and liquid asphalt costs compared to the fourth quarter of 2020.

For fiscal year 2021, materials revenue increased compared to the same period last year from higher sales volumes driven by mostly dry weather in the first three quarters of the year. For fiscal year 2021, gross profit decreased compared to the same period last year driven by higher fuel and liquid asphalt costs compared to 2020.

Outlook and Guidance

The Company's expectations for 2022 are:

• Low single digit growth in revenue from continuing operations
• Adjusted EBITDA margin from continuing operations in the range of 6% to 8%
• SG&A Expense from continuing operations in the range of 8.0% to 8.5% of revenue
• Low to mid-20s effective tax rate range for continuing operations
• Capital expenditures in the range of $100 million to $115 million

“We begin 2022 as a changed company from a year ago, but we still have work to do,” said Kyle Larkin. “While we expect to grow revenue in the California and Mountain groups, that growth will be offset by lower revenue in the Central group as we transform that business and work through the ORP. We have made significant progress as we burn through the ORP with the majority of those projects to be completed in 2022. While the Central group revenue is expected to decline, during the year we anticipate growing CAP while strengthening our home markets in alignment with our new strategic plan. We expect our profitability to increase with an adjusted EBITDA margin range from continuing operations of 6% to 8%. The changes we have made to transform our organization by driving efficiency and improved project execution will benefit us in 2022 and will continue into 2023 and beyond.”

Conference Call

Granite will conduct a conference call today, February 25, 2022, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results for the quarter and year ended December 31, 2021. The Company invites investors to listen to a live audio webcast on its Investor Relations website, investor.graniteconstruction.com. The live call is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through March 3, 2022, by calling 1-877-344-7529, replay access code 9446786; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the Granite website, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, declines, expected completion of projects in the ORP, demand, strategic plans, shareholder value, outcomes, outlook, revenue, adjusted EBITDA margin, SG&A, effective tax rate, and capital expenditures guidance for 2022, profitability, Committed and Awarded Projects (“CAP”) and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance," and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, declines, expected completion of projects in the ORP, demand, strategic plans, shareholder value, outcomes, outlook, revenue and adjusted EBITDA margin guidance for 2022, profitability, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

December 31,	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$395,647	$425,292
Receivables, net	464,588	437,558
Contract assets	145,437	132,097
Inventories	61,965	62,471
Equity in construction joint ventures	189,911	188,798
Other current assets	177,210	37,767
Current assets held-for-sale	392,641	171,263
Total current assets	1,827,399	1,455,246
Property and equipment, net	433,504	421,149
Long-term marketable securities	15,600	5,200
Investments in affiliates	23,368	27,637
Goodwill	53,715	53,715
Right of use assets	49,312	52,987
Deferred income taxes, net	24,141	43,111
Other noncurrent assets	67,888	68,847
Noncurrent assets held-for-sale	—	252,104
Total assets	$2,494,927	$2,379,996

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,727	$8,278
Accounts payable	324,313	321,347
Contract liabilities	200,041	162,925
Accrued expenses and other current liabilities	452,829	381,747
Current liabilities held-for-sale	83,408	68,959
Total current liabilities	1,069,318	943,256
Long-term debt	331,191	330,522
Long-term lease liabilities	32,928	39,816
Deferred income taxes, net	1,856	2,022
Other long-term liabilities	64,071	62,420
Long-term liabilities held-for-sale	—	10,350
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,840,260 shares as of December 31, 2021 and 45,668,541 shares as of December 31, 2020	458	457
Additional paid-in capital	559,752	555,407
Accumulated other comprehensive loss	(3,359)	(5,035)
Retained earnings	410,831	424,835
Total Granite Construction Incorporated shareholders’ equity	967,682	975,664
Non-controlling interests	27,881	15,946
Total equity	995,563	991,610
Total liabilities and equity	$2,494,927	$2,379,996

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue
Construction	$588,488	$730,814	$2,602,306	$2,764,094
Materials	94,708	99,576	407,747	364,785
Total revenue	683,196	830,390	3,010,053	3,128,879
Cost of revenue
Construction	551,357	657,258	2,353,956	2,522,650
Materials	80,187	79,813	350,541	301,576
Total cost of revenue	631,544	737,071	2,704,497	2,824,226
Gross profit	51,652	93,319	305,556	304,653
Selling, general and administrative expenses	62,214	75,904	243,083	252,879
Other costs	10,364	8,195	95,155	36,964
Gain on sales of property and equipment, net	(26,002)	(1,752)	(33,781)	(4,925)
Operating income	5,076	10,972	1,099	19,735
Other (income) expense
Interest income	(487)	(251)	(1,178)	(3,017)
Interest expense	4,279	5,868	20,282	23,866
Equity in income of affiliates, net	(92)	(2,580)	(3,465)	(5,191)
Other income, net	(2,804)	(3,878)	(5,044)	(4,068)
Total other (income) expense, net	896	(841)	10,595	11,590
Income (loss) from continuing operations before provision for (benefit from) income taxes	4,180	11,813	(9,496)	8,145
Provision for (benefit from) income taxes on continuing operations	4,586	9,300	(1,237)	9,927
Net income (loss) from continuing operations	(406)	2,513	(8,259)	(1,782)
Net (loss) income from discontinued operations	(20,027)	3,174	10,673	(164,399)
Net income (loss)	(20,433)	5,687	2,414	(166,181)
Amount attributable to non-controlling interests from continuing operations	7,220	2,323	7,682	21,064
Net income (loss) attributable to Granite Construction Incorporated from continuing operations	6,814	4,836	(577)	19,282
Net income (loss) attributable to Granite Construction Incorporated from discontinued operations	(20,027)	3,174	10,673	(164,399)
Net income (loss) attributable to Granite Construction Incorporated	$(13,213)	$8,010	$10,096	$(145,117)

Per share data
Basic continuing operations per share	$0.15	$0.11	$(0.01)	$0.42
Basic discontinued operations per share	(0.44)	0.07	0.23	(3.60)
Basic earnings per share	$(0.29)	$0.18	$0.22	$(3.18)

Diluted continuing operations per share	$0.14	$0.10	$(0.01)	$0.42
Diluted discontinued operations per share	(0.42)	0.07	0.23	(3.56)
Diluted earnings per share	$(0.28)	$0.17	$0.22	$(3.14)

Weighted average shares outstanding:
Basic	45,832	45,660	45,788	45,614
Diluted	47,838	46,275	45,788	46,203

GRANITE CONSTRUCTION INCORPORATED

SUMMARIZED STATEMENT OF OPERATIONS - DISCONTINUED OPERATIONS

(Unaudited - in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue	$122,455	$115,182	$491,812	$433,580
Cost of revenue	111,661	101,852	434,723	393,445
Selling, general and administrative expenses	14,409	16,727	59,932	63,405
Non-cash impairment charges	—	—	—	156,690
Other costs	4,432	(94)	6,196	125
Gain on sales of property and equipment, net	(1,088)	(308)	(32,658)	(2,005)
Other (income) expense, net	9	(1,807)	(8,004)	(3,472)
Provision for (benefit from) income taxes	13,059	(4,362)	20,950	(10,209)
Net income (loss) from discontinued operations	$(20,027)	$3,174	$10,673	$(164,399)

GRANITE CONSTRUCTION INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Years Ended December 31,	2021	2020
Operating activities
Net income (loss)	$2,414	$(166,181)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	109,050	112,958
Amortization related to the 2.75% Convertible Notes	9,448	8,693
Gain on sales of property and equipment, net	(66,439)	(6,930)
Deferred income taxes	16,600	8,817
Stock-based compensation	6,407	6,377
Equity in net loss from unconsolidated joint ventures	765	51,486
Net income from affiliates	(12,586)	(8,783)
Non-cash impairment charges	—	156,690
Other non-cash adjustments	—	1,729
Changes in assets and liabilities	(43,728)	103,604
Net cash provided by operating activities	$21,931	$268,460
Investing activities
Purchases of marketable securities	(10,000)	(9,996)
Maturities of marketable securities	—	10,000
Proceeds from called marketable securities	—	24,996
Purchases of property and equipment	(94,810)	(93,253)
Proceeds from sales of property and equipment	94,802	16,702
Proceeds from the sale of a business	—	5,000
Issuance of notes receivable, net of collection	(11,470)	5,289
Net cash used in investing activities	$(21,478)	$(41,262)
Financing activities
Proceeds from debt	—	50,000
Debt principal repayments	(8,922)	(83,433)
Cash dividends paid	(23,804)	(23,712)
Repurchases of common stock	(2,730)	(885)
Contributions from non-controlling partners	20,126	11,875
Distributions to non-controlling partners	(9,514)	(11,810)
Other financing activities, net	398	307
Net cash used in financing activities	$(24,446)	$(57,658)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(23,993)	$169,540
Cash, cash equivalents and $1,512 and $5,835 in restricted cash at beginning of period	437,648	268,108
Cash, cash equivalents and $1,512 in restricted cash at end of both periods	$413,655	$437,648
Less: Cash, cash equivalents and $1,512 in restricted cash included in current assets held-for-sale at end of both periods	(18,008)	(12,356)
Cash and cash equivalents of continuing operations at end of period	$395,647	$425,292

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA from continuing operations, EBITDA from discontinued operations and combined EBITDA and EBITDA margin from continuing operations, EBITDA margin from discontinued operations and combined EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA from continuing operations, adjusted EBITDA from discontinued operations and combined adjusted EBITDA and adjusted EBITDA margin from continuing operations, adjusted EBITDA margin from discontinued operations and combined adjusted EBITDA margin non-GAAP measures to indicate the impact of:

•	Other costs which include a legal settlement charge, legal and accounting investigation fees, divestiture expenses and restructuring charges;
•	Non-cash impairments related to goodwill and investments in affiliates in 2020; and
•	Gains on sales of property.

We provide adjusted income (loss) before provision for (benefit from) income taxes from continuing operations, adjusted provision for (benefit from) income taxes, adjusted net income (loss) from discontinued operations attributable to Granite Construction Incorporated, adjusted net income from continuing operations attributable to Granite Construction Incorporated, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock, and adjusted diluted net income per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•	Other costs which include a legal settlement charge, legal and accounting investigation fees, divestiture expenses and restructuring charges;
•	Non-cash impairments related to goodwill and investments in affiliates in 2020;
•	Gains on sales of property;
•	Transaction costs which includes acquired intangible amortization expenses and acquisition related depreciation related to the acquisition of Layne and LiquiForce;
•	Amortization of debt discount related to our 2.75% Convertible Notes; and
•	The impact of the purchased equity derivative instrument which offsets any potential- dilution from the 2.75% Convertible Notes above the $31.47 conversion price up to a share price of $53.44.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Continuing Operations - EBITDA:
Net income (loss) attributable to Granite Construction Incorporated from continuing operations	$6,814	$4,836	$(577)	$19,282
Depreciation, depletion and amortization expense from continuing operations(2)	18,583	17,528	70,777	65,939
(Benefit from) provision for income taxes from continuing operations	4,586	9,300	(1,237)	9,927
Interest expense, net of interest income from continuing operations	3,792	5,617	19,104	20,849
EBITDA from continuing operations(1)	$33,775	$37,281	$88,067	$115,997
EBITDA margin from continuing operations(1)(3)	4.9%	4.5%	2.9%	3.7%

Continuing Operations - ADJUSTED EBITDA:
Other costs	$10,364	$8,195	$95,155	$36,964
Gain on sale of property related to continuing operations	(19,791)	—	(19,791)	—
Adjusted EBITDA from continuing operations(1)	$24,348	$45,476	$163,431	$152,961
Adjusted EBITDA margin from continuing operations(1)(3)	3.6%	5.5%	5.4%	4.9%

Discontinued Operations - EBITDA:
Net (loss) income from discontinued operations	$(20,027)	$3,174	$10,673	$(164,399)
Depreciation, depletion and amortization expense from discontinued operations(2)	9,781	10,977	39,556	48,010
Provision for (benefit from) income taxes from discontinued operations	13,059	(4,362)	20,950	(10,209)
Interest expense, net of interest income from discontinued operations	489	399	459	255
EBITDA from discontinued operations(1)	$3,302	$10,188	$71,638	$(126,343)
EBITDA margin from discontinued operations(1)(3)	2.7%	8.9%	14.6%	(29.1)%

Discontinued Operations - ADJUSTED EBITDA:
Other costs related to discontinued operations	4,432	(94)	6,196	125
Gain on sale of property related to discontinued operations	—	—	(29,688)	—
Non-cash impairment charges related to discontinued operations	—	—	—	156,690
Adjusted EBITDA from discontinued operations(1)	$7,734	$10,094	$48,146	$30,472
Adjusted EBITDA margin from discontinued operations(1)(3)	6.3%	8.8%	9.8%	7.0%

Combined Operations - EBITDA & ADJUSTED EBITDA:
EBITDA(1)	$37,077	$47,469	$159,705	$(10,346)
EBITDA margin(1)(3)	4.6%	5.0%	4.6%	(0.3)%

Adjusted EBITDA(1)	$32,082	$55,570	$211,577	$183,433
Adjusted EBITDA margin(1)(3)	4.0%	5.9%	6.0%	5.1%

(1) We define EBITDA from continuing operations as U.S. GAAP net income (loss) attributable to Granite Construction Incorporated from continuing operations, adjusted for net interest expense, taxes and depreciation, depletion and amortization.  We defined EBITDA from discontinued operations as net income (loss) from discontinued operations adjusted for net interest expense, taxes, and depreciation, depletion and amortization.  Adjusted EBITDA and adjusted EBITDA margin from continuing operations, discontinued operations, and combined exclude the impact of other costs, non-cash impairment charges and gain on sale of property as described above.

(2) Depreciation, depletion and amortization expense previously reported for the three months and year ended December 31, 2020 included expenses of $2.0 million and $7.7 million, respectively, of amortization related to the 2.75% Convertible Notes which were also included in interest expense in the consolidated statements of operations.  Depreciation, depletion and amortization expense for the three months and year ended December 31, 2020 have been adjusted to remove this interest expense.

(3) Represents EBITDA or adjusted EBITDA divided by revenue for the respective period.  For EBITDA and adjusted EBITDA margin from continuing operations, revenue from continuing operations was $683.2 million and $830.4 million for the three months ended December 31, 2021 and 2020, respectively, and $3.0 billion and $3.1 billion for the years ended December 31, 2021 and 2020, respectively.  For EBITDA and adjusted EBITDA margin from discontinued operations, revenue from discontinued operations was $122.5 million and $115.2 million for the three months ended December 31, 2021 and 2020, respectively, and $491.8 million and $433.6 million for the years ended December 31, 2021 and 2020, respectively.  For consolidated EBITDA and adjusted EBITDA margin, consolidated revenue was $805.7 million and $945.6 million for the three months ended December 31, 2021 and 2020, respectively, and $3.5 billion and $3.6 billion for the years ended December 31, 2021 and 2020, respectively.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net (Loss) Income Reconciliation

(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Income (loss) before provision for (benefit from) income taxes from continuing operations	$4,180	$11,813	$(9,496)	$8,145
Other costs	10,364	8,195	95,155	36,964
Amortization of debt discount	1,811	1,696	7,051	6,606
Gain on sale of property	(19,791)	—	(19,791)	—
Adjusted income (loss) before (benefit from) provision for income taxes from continuing operations	$(3,436)	$21,704	$72,919	$51,715

Provision for (benefit from) income taxes	$4,586	$9,300	$(1,237)	$9,927
Tax effect of adjusting items (1)	(2,954)	2,571	20,454	11,328
Adjusted provision for (benefit from) income taxes	$1,632	$11,871	$19,217	$21,255

Net income (loss) attributable to Granite Construction Incorporated from discontinued operations	$(20,027)	$3,174	$10,673	$(164,399)
Other costs	3,279	(70)	4,584	93
Non-cash impairment charges	—	—	—	156,690
Transaction costs	4,121	4,231	16,110	17,194
Tax basis difference on held-for-sale entities	12,400	—	12,400	—
Gain on sale of property	—	—	(21,969)	—
Adjusted net income (loss) attributable to Granite Construction Incorporated from discontinued operations	$(227)	$7,335	$21,798	$9,578

Net income (loss) attributable to Granite Construction Incorporated from continuing operations	$6,814	$4,836	$(577)	$19,282
After-tax adjusting items	(4,662)	7,320	61,961	32,242
Adjusted net income attributable to Granite Construction Incorporated from continuing operations	$2,152	$12,156	$61,384	$51,524

Adjusted net income attributable to Granite Construction	$1,925	$19,491	$83,182	$61,102

Diluted weighted average shares of common stock	47,838	46,275	45,788	46,203
Add: dilutive effect of restricted stock units and 2.75% Convertible Notes (2)	—	—	1,812	—
Less: 2.75% Convertible Notes dilutive effect (3)	(1,434)	—	(1,279)	—
Adjusted diluted weighted average shares of common stock	46,404	46,275	46,321	46,203

Adjusted diluted earnings per share attributable to common shareholders for continuing operations	$0.05	$0.26	$1.33	$1.12
Adjusted diluted earnings per share attributable to common shareholders for discontinued operations	—	0.16	0.47	0.21
Adjusted diluted earnings per share attributable to common shareholders	$0.05	$0.42	$1.80	$1.33

(1) The tax effect of adjusting items was calculated using the Company’s statutory tax rate.

(2) Represents the dilutive effect on adjusted net income attributable to Granite Construction Incorporated for the year ended December 31, 2021 of 533,000 shares related to restricted stock units and 1,279,000 shares related to the 2.75% Convertible Notes potentially converting into shares.

(3) When calculating diluted net income (loss) per share attributable to common shareholders, U.S. GAAP requires that we include potential share dilution from the 2.75% Convertible Notes when our average share price during the period is above the conversion price of $31.47. During the three months and year ended December 31, 2021, our average share price was above the conversion price resulting in accounting dilution under U.S. GAAP of 1.4 million and 1.3 million shares, respectively. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instrument which offsets any potential share dilution from the 2.75% Convertible Notes above the $31.47 conversion price up to a share price of $53.44. The number of shares used in calculating diluted net income per share for the three months and year ended December 31, 2020 excluded the potential dilution from the 2.75% Convertible Notes converting into shares of common stock as the average price of our common stock was below $31.47 per share for those periods. The average share price did not exceed $53.44 in any period.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated